Exhibit 10.1

Liudmila Shokhina

April 22, 2016

Petrichor Corp.
18801 Collins Avenue
Sunny Isle Beach, FL 33160

To the Board of Directors of Petrichor Corp.:

Effective as of the date above, I hereby tender my resignation as a Director and President, Chief Executive Officer, Chief Financial Officer and any and all other positions with Petrichor Corp. (the "Company").

In connection with said resignation, I hereby irrevocably and unconditionally release, and forever discharge the Company and its officers, directors, employees, agents, representatives and affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the "Related Entities") of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney's fees and other costs and expenses incurred), of any kind or nature whatsoever, whether presently known or unknown, which I may have or claim to have against any of the Related Entities as of the date hereof, including without limitation the loan payable by the Company reflected on the :financial statements of the Company and any other forms of compensation or consideration due me.